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April 12, 1999

Mr. Paul Liska
6 Island Road
North Oaks, MN  55127

Dear Paul,

The purpose of this letter is to update and amend the employment Letter Agreement dated December 19, 1996, that you executed on January 20, 1997 and that Greg Lee executed on behalf of the Company on December 26, 1996 ("Letter Agreement"). The last sentence of the first paragraph of that Letter Agreement states that: "the terms of this letter agreement can be amended in the future only by express mutual written agreement between . . . (the Company) and you." The amendments to the Letter Agreement ("Extension Agreement") that we discussed previously are summarized below:

 - Severance. In order to provide you with more protection than you will otherwise have after December 31, 1999, the Company warrants that if your employment is involuntarily terminated during the term of this Extension Agreement by the Company without Cause (as defined in the Letter Agreement), or by you voluntarily for Good Reason (as defined in the Letter Agreement), the Company will provide you with a severance payment equal to three hundred percent (300%) of your then current salary and three hundred percent (300%) of your average annual incentive award for the three previous calendar years, provided that you sign St. Paul's then standard release and agree to its restrictions on non-solicitation of customers and employees and use of Confidential Information, as well as confirming your agreement not to enter into competition with St. Paul as outlined in Section III of the Letter Agreement. The severance payments outlined above are in place of, and not in addition to, any benefits available under other St. Paul severance plans or programs.

      This promise by the Company eliminates the reduced severance payout of one hundred fifty percent (150%) of base salary and annual incentive that would have taken effect on January 20, 2000 as described in Section II in the first bullet of the last sentence of the Letter Agreement.

 - Outplacement. If you are terminated for reasons other than Cause, or you voluntarily terminate your employment for Good Reason, the Company will provide you with executive outplacement benefits from one of the approved vendor(s) St. Paul is then using, at a level commensurate with outplacement benefits that others at your level of the organization are entitled to receive pursuant to The St. Paul Companies, Inc. Severance Plan as then constituted.

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 -    "Good Reason" Definition.  We would like to add a seventh
      definer of Good Reason that would be inserted at the very end of
      Section II of the Letter Agreement to read as follows:

         For purposes of Section II of this agreement only, "Good Reason" shall mean the continuation of any of the following after written notice from you and a failure of the Company to remedy such event within thirty (30) days after the receipt of notice:
         ...vii) A decision by the Board to appoint someone other than Douglas Leatherdale, James Gustafson or you as Chairman of the Board and/or Chief Executive Officer of the Company.

While the Letter Agreement exclusively addressed issues related to the termination of your employment from the Company, I would like to memorialize one additional issue in this Extension Agreement unrelated to the subject of severance. Your annual base salary was increased to Six Hundred Fifty Thousand Dollars ($650,000.00) in acknowledgment of the many valuable contributions you have made since joining the Company. This increase was a result of the Company's merit salary review process, and became effective March 8, 1999, at the same time that adjustments for all other Company officers were effective. Your base salary will be reviewed again as of March 1, 2000, based on your 1999 calendar year performance.

If you are in agreement with the terms of this Extension Agreement, please indicate that acceptance by signing below.
Keep one original for your files and return the other to me. To the extent that the content of this Extension Agreement conflicts in any way with any written or oral communication between you, me or any other representatives of The St. Paul Companies, Inc., the content of this Extension Agreement, and the underlying Letter Agreement, will control and take precedence over such communication.

Agreed to and Accepted:

PAUL LISKA                         THE ST. PAUL COMPANIES, INC.


By  /s/ Paul J. Liska        By:  /s/ David Nachbar
    -----------------             -----------------
        Paul J. Liska                 David Nachbar

                                   Its: Senior Vice President-
                                         Human Resources